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                                                                  Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of July _____, 2006, by and among BEACON RESPIRATORY SERVICES, INC., a Delaware corporation ("Buyer"), ALLIANCE OXYGEN & MEDICAL EQUIPMENT, INC., a Florida corporation ("Seller") and TIMOTHY BEACH and STUART CHRISTENSEN (collectively the "Shareholders"). Certain other capitalized terms used herein are defined in
Article V and throughout this Agreement.

                                    RECITALS:

     A. Seller owns and operates a business with locations at 5355 McIntosh Road, Suite C, Sarasota Florida 34233; 2828 South McCall Road, Suite 26, Englewood, Florida 34224 and 1455 Railhead Boulevard, Suite 28, Naples, Florida 34110 (individually a "Location" and collectively the "Locations") which is engaged in the business of the sale and rental of durable medical equipment including respiratory medical equipment.

     B. Seller desires to sell, and Buyer desires to purchase, the assets of the Seller described below, upon the terms and subject to the conditions, representations, warrants and covenants contained in this Agreement.

     C. The Shareholders are the owners of all the issued and outstanding shares of the capital stock of Seller and will benefit from the sale of Seller's assets, and are joining in this Agreement as a material inducement to Buyer and as a condition to Buyer's willingness to enter into this Agreement.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual promises representations, warranties and covenants herein contained, the parties agree as follows:

                                    ARTICLE I
            SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; AND PAYMENT

     1.1 PURCHASE AND SALE OF ASSETS. The Seller agrees to sell to Buyer, and Buyer agrees to purchase from the Seller, free and clear of all Encumbrances and upon the terms and conditions set forth in this Agreement, all of the assets, properties, rights and claims of every type and nature and wherever located, whether real, personal, tangible, intangible which are owned, used or leased by Seller or hereafter acquired prior to the Closing, except for Seller's cash on hand as of the day of Closing, accounts receivable, real estate, and those other assets set forth on Schedule 1.1 (the "Excluded Assets"). All of the foregoing assets, properties, rights and claims are hereinafter referred to as the "Assets Purchased" and include, without limitation, the following:

               1.1.1 Machinery and Equipment. All machinery and equipment, fixtures, furnishings, vehicles, parts, supplies, office equipment, furniture, computer hardware and software, leasehold improvements and other tangible property owned, leased

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          (whether under operating and/or capital leases) or used by the Seller including, without limitation, those items described in Schedule
          1.1.1.

               1.1.2 Inventory and Supplies. All inventories of raw materials, work in process, and finished products, including, without limitation, supplies, spare parts and miscellaneous personal property, including, without limitation, those items described in Schedule 1.1.2.

               1.1.3 Intellectual Property, Names, Etc. All Intellectual Property Assets and all internet domain names, all rights in Seller's name, internet web pages, telephone and facsimile numbers, and other similar assets, including, without limitation, those items described in Schedule 1.1.3.

               1.1.4 Assumed Contracts. All right, title and interest of Seller in the Contracts described in Schedule 1.1.4 ("Assumed Contracts").

               1.1.5 Permits. All governmental permits, consents, authorizations, approvals and licenses including, without limitation, those items described on Schedule 1.1.5.

               1.1.6 Client Lists. All client/patient lists compiled and/or utilized in connection with the Business and the operation of the Business. All such lists shall be attached as Schedule 1.1.6.

               1.1.7 Books and Records. All books and records of the Seller (other than corporate organizational records), including all financial and operational books and records, relating to the Business, Tax Returns (other than returns for income Taxes), vendor and representative lists, sales literature, catalogs, invoices, computer databases, brochures, and all marketing, accounting, financial or Business records and materials, and all other materials relating in any manner to the Seller or the use or operation of the Business or Assets Purchased.

               1.1.8 Goodwill and Other Intangibles. The "goodwill" of the Seller and the Business and all other intangible property of the Seller of any type or nature.

     1.2 PURCHASE PRICE. In consideration of the transfer by Seller to Buyer of the Assets Purchased, the maximum aggregate purchase price to be paid to Seller for the Assets Purchased shall be Fourteen Million Four Hundred Eighty Thousand Five Hundred Seventy Five ($14,480,575) Dollars, payable in accordance with
Section 1.3 and subject to adjustment set forth in Section 1.4 and Section 1.6 (the "Purchase Price").

     1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable, as follows:

               1.3.1 The sum of Five Million Two Hundred Thousand ($5,200,000) Dollars shall be payable at the Closing by inter-bank wire transfer, subject to adjustment pursuant to section 1.6 ("Cash Payment").


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               1.3.2 A subordinated unsecured promissory note in the form attached hereto as Exhibit A in the principal amount of Two Million ($2,000,000) Dollars together with interest thereon at a rate of 8% to be delivered by Buyer to Seller at Closing (the "Promissory Note").

               1.3.3 The assumption and payment by the Buyer of obligations of Seller under certain rental payments owing under equipment leases arising after the date of Closing all of which are described on
          Schedule 1.3.3, provided that in no event will the total of the obligations and liabilities assumed hereunder exceed One Million Four Hundred Eighty Thousand Five Hundred Seventy Five ($1,480,575) Dollars as further described on Schedule 1.3.3 (the "Equipment Leases"). The Seller and Shareholder acknowledge and agree that the Buyer will not be assuming liabilities of Seller in excess of the amounts set forth in this Section 1.3.3 and the accompanying Schedule 1.3.3 and any liabilities owing those creditors identified on Schedule 1.3.3 in excess of the amounts set forth herein shall remain the liability of Seller and be satisfied in accordance with Section 1.8.

               1.3.4 Subject to the provisions of Section 1.4 hereof, Shares of Common Stock of Buyer's ultimate parent company, Arcadia Resources, Inc. (OTB:ACDI.OB) ("Arcadia Shares") equal to Five Million Eight Hundred Thousand ($5,800,000) Dollars (the "Stock Payment").

                    (a) Subject to the terms of Section 1.4 hereof, Two Million Nine Hundred Thousand ($2,900,000) Dollars worth of the Stock Payment shall be payable within forty-five (45) days from the date that is twenty-four (24) months from the date of Closing. The number of Arcadia Shares to be provided to Seller will be based on the average closing price per share for each of the last ten (10) trading days prior to the date of Closing.

                    (b) Subject to the terms of Section 1.4 hereof, Two Million Nine Hundred Thousand ($2,900,000) Dollars worth of the Arcadia Shares shall be payable within forty-five (45) days from the date that is forty-eight (48) months from the date of Closing. The number of Arcadia Shares to be provided to Seller will be based on the average closing price per share for each of the last ten (10) trading days prior to the date of Closing.


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     1.4 PURCHASE PRICE ADJUSTMENT. The ACDI Stock shall be payable as follows:

               (a) Arcadia Shares with a value of Two Million Nine Hundred Thousand ($2,900,000) Dollars, as determined in accordance with
          Section 1.3.4(a) shall be paid to the Seller if the monthly net revenue, on an accrual basis, for any full calendar month between August 2006 and July 2008 (the "Twenty-Four Month Period") generated from current, reimbursable, stationary oxygen patients with each patient billed for not more than one month's supply of oxygen during such month (the "Qualified Patients") equals or exceeds the sum of Six Hundred Thousand ($600,000) Dollars for such month plus the "Base Amount" (as hereinafter defined) for such month (the "Twenty-Four Month Target"); and

               (b) Arcadia Shares with a value of Two Million Nine Hundred Thousand ($2,900,000) Dollars, as determined in accordance with
          Section 1.3.4(b) shall be paid to the Seller if the monthly net revenue, on an accrual basis for any full calendar month between August 2008 and July 2010 ("Forty-Eight Month Period") generated from Qualified Patients equals or exceeds One Million ($1,000,000) Dollars for such month from plus the "Base Amount" for such month (the "Forty-Eight Month Target").

               (c) For the purposes hereof the "Base Amount" shall equal the aggregate of (i) monthly net revenues from Qualified Patients of the Buyer and affiliates of the Buyer for the Month of July 2006 generated from locations that are both located in the State of Florida and will be managed by one or both of the Shareholders after Closing plus (ii) any monthly net revenues from Qualified Patients generated by Buyer or affiliates of Buyer from locations acquired after July 31, 2006 provided such locations are both located in the State of Florida and managed by one or both of the Shareholders. With respect to net revenues calculated under Subsection 1.4(c)(ii) the Base Amount shall include the monthly net revenues inclusive of the month of closing on such transaction.

               (d) Notwithstanding anything contained herein to the contrary, if the Twenty-Four Month Target is not met, but the net revenue from Qualified Patients exceeds Three Hundred Sixty Thousand ($360,000) Dollars plus the Base Amount in the final month of the Twenty-Four Month Period, then Seller shall be entitled to receive the percentage of Arcadia Shares potentially payable in accordance with Section 1.3.4(a) calculated as follows:

               (i) the result of the actual net revenue from Qualified Patients for the final month of the Month Twenty-Four Period less the sum of $300,000 plus the Base Amount, divided by

               (ii) the result of the Twenty-Four Month Target less the sum of $300,000 plus the Base Amount, the quotient of which is then multiplied by

               (iii) the maximum number of Arcadia Shares potentially issuable in accordance with Section 1.4(a).

          By way of example, if (a) the value of the Arcadia Shares on a per share basis determined in accordance with Section 1.3.4(a) equals $2.70, and (b) net revenue from Qualified Patients is Seven Hundred Thousand ($700,000) Dollars for the final month of the Twenty-Four Month Period and the Base Amount is Two Hundred


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          Thousand ($200,000) Dollars then the Seller shall be entitled to
          716,049 Arcadia Shares as follows:

               1.   Arcadia Shares: $2,900,000 / $2.70 = 1,074,074 Arcadia
                    Shares potentially issuable

               2.   [($700,000)-($300,000+$200,000)] / [($800,000) -
                    ($300,000+$200,000)] = 66.7%

               3.   1,074,074*66.7%= 716,049

               (d) Notwithstanding anything contained herein to the contrary, if the Forty-Eight Month Target is not met, but the net revenue from Qualified Patients exceeds Seven Hundred Twenty Thousand ($720,000) Dollars plus the Base Amount for the last month of the Forty-Eight Month Period, then Seller shall be entitled to receive the percentage of Arcadia Shares potentially payable in accordance with Section 1.3.4(b) calculated as follows:

               (i) the result of the actual net revenue from Qualified Patients for the last month of the Forty-Eight Month Period less the sum $600,000 plus the Base Amount, divided by;

               (ii) the result of the Forty-Eight Month Target less the sum of $600,000 plus the Base Amount the quotient of which is then multiplied by

               (iii) the maximum number of Arcadia Shares potentially issuable in accordance with Section 1.4(b).

          By way of example, if (a) the value of the Arcadia Shares on a per share basis determined in accordance with Section 1.3.4(b) equals $2.70, and (b) net revenue from Qualified Patients is Nine Hundred Thousand ($900,000) Dollars for the last month of the Forty-Eight Month Period and the Base Amount is Two Hundred Thousand ($200,000) Dollars then the Seller shall be entitled to 537,037 Arcadia Shares as follows:

               1.   Arcadia Shares: $2,900,000 / $2.70 = 1,074,074 Arcadia
                    Shares potentially issuable

               2.   [($900,000-($600,000+$200,000)] / [(1,000,0000 -
                    (600,000+200,000) = 50%

               3.   1,074,074*50%= 537,037

               (e) Notwithstanding anything contained herein to the contrary, the Buyer and Arcadia Resources, Inc.'s obligation to issue the Arcadia Shares will be subject to, and


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          the number of Arcadia Shares issuable may be reduced, if Seller is obligated to indemnify Buyer hereunder for "Damages" (as herein defined) prior to the release of the Arcadia Shares from escrow.

               (f) In the event the Buyer fails to, or is prevented from causing the Arcadia Shares to be issued as contemplated herein, any amount payable to the Seller under this Section 1.4 will be paid in cash by the Buyer.

     1.5 REVENUE ADJUSTMENT. The parties acknowledge that Seller bills third party payors in advance for the rental of home medical equipment and related services provided to its rental patients, as is customary and routine in the home medical equipment industry. Seller acknowledges that a portion of the revenues it will receive from billings for cycle billing dates prior to the Closing Date will include deferred revenues attributable to rental equipment and related services to be provided by Buyer on and after the Closing Date. In order to allocate such rental revenues between Buyer and Seller equitably and accordingly, the parties acknowledge and agree that Seller shall remit to Buyer Two Hundred Thousand ($200,000) Dollars on the Closing Date, which amount represents the parties' mutually negotiated and agreed estimate of the portion of such rental revenues that are attributable to Buyer's ownership of the Business on and after the Closing Date.

     1.6 NATURE OF ARCADIA STOCK. Seller understands that the Arcadia Shares acquired by it hereunder has not been registered under the Securities Act of 1933, as amended (the "Act"), or under any applicable state securities law, and is being issued to it in reliance upon available exemptions from registration, and is deemed restricted stock within the meaning of Rule 144 promulgated by the Securities Exchange Commission. Seller further acknowledges and understands that the resale of the ACDI stock has not been registered by ACDI, and the ACDI stock cannot be resold by Sellers unless the ACDI stock is registered for resale or an exemption from registration is available under federal and state law. As a condition to Seller's receipt of the Stock Payment, Seller shall be required to execute and deliver to Arcadia Resources, Inc., the Stock Payment Agreement in the form attached hereto as Exhibit B. The Seller acknowledges and agrees that the Arcadia Shares shall be issued and delivered into escrow pursuant to the terms of "Escrow Agreement" (as hereinafter defined) upon the Buyer obtaining all approvals required by the American Stock Exchange relating to the issuance of such Arcadia Shares and the Seller agrees to provide all reasonable information required by the Buyer in connection with obtaining such approval.

     1.7 ASSUMED CONTRACTS. At and as of the Closing, Seller shall assign the Assumed Contracts, which shall include the Equipment Leases, to Buyer and Buyer shall assume the obligation for the future performance of the Assumed Contracts solely for the period following the Closing. Buyer shall only be obligated for Buyer's own future performance under such Assumed Contracts and Buyer shall have no duties, obligations or liabilities whatsoever, whether now existing or hereafter arising, which directly or indirectly result from or arise out of any period, events or circumstances prior to the Closing or any partial or full performance or default by Seller or any other party in any Assumed Contract, nor shall Buyer have any duties, liabilities or obligations whatsoever under any Contracts of Seller that are not Assumed Contracts. The parties acknowledge and agree that except for Buyer's obligation for future performance under Assumed Contracts to the extent provided herein, no conduct, action inaction or course of dealing of Buyer or any other party, and no other events or circumstances whatsoever, shall be deemed to result in Buyer's assumption of part or all of any Contract, or create any obligation or liabilities of Buyer under any Contract of Seller. Seller and Shareholders shall, jointly and severally, fully discharge and perform all Contracts of


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Seller or otherwise relating to the Business when due, except for Buyer's obligations under the Assumed Contracts as provided herein.

     1.8 NO ASSUMPTION OF LIABILITIES. Except for those liabilities set forth in
Schedule 1.3.3, any and all claims, obligations, costs and liabilities against the Seller or otherwise arising out of the Assets Purchased or the Business prior to Closing, whether fixed or contingent and whether now existing or hereafter arising ("Seller's Liabilities") shall be and remain the Seller's sole obligation and responsibility and the Buyer assumes no Seller's Liabilities whatsoever. Seller and Shareholders shall fully pay and discharge all Seller's Liabilities as and when due. The Seller's Liabilities shall remain the sole obligation of the Seller, it being expressly understood and agreed that Buyer shall not assume or otherwise become obligated for any of Seller's Liabilities of any kind or nature, direct or indirect, existing or future, fixed or contingent, whether arising by contract, tort, statute, operation of law or otherwise.

     1.9 ALLOCATION OF PURCHASE PRICE. The parties mutually agree that the consideration for the Assets Purchased shall be allocated as provided in
Schedule 1.9, which allocation shall be adhered to for income tax purposes in all Tax Returns and governmental statements and filings of the parties.

     1.10 EMPLOYEES/REPRESENTATIVES. The Buyer may, but shall be under no obligation to hire or retain the services of any of Seller's employees, agents or representatives following the execution of this Agreement. The Buyer shall have no liabilities arising out of any termination of Seller's employees, agents or representatives, nor shall Buyer have any liabilities arising out of any Employee Benefit Plans, severance or other agreements or arrangements with respect to any such Persons, and Seller shall fully pay and discharge all such liabilities.

     1.11 CLOSING. The consummation of the purchase and sale provided for in this Agreement (the "Closing") will take place on July __, 2006 at 10:00 a.m. (local time) at ___________________, or (b) at such other time and place as the parties may agree (the "Closing Date"). At the Closing, the parties shall execute and deliver the documents, agreements and instruments provided for under this Agreement and, following the Closing, shall execute and deliver such other documents and instruments as reasonably requested by any party in order to carry out the purposes and intents of this Agreement and effectuate and/or evidence the Contemplated Transactions. For the purposes of, transfer of title to the Purchase Assets, the financial and other calculations herein, the Closing shall be deemed effective as of 12:01 a.m. on the date of Closing.

     1.12 CLOSING OBLIGATIONS. At the Closing:

               1.12.1 Seller and Shareholders will deliver to Buyer (collectively the "Seller's Closing Deliveries") duly executed by Seller and Shareholders, as applicable:

                    (a) A bill of sale in the form of Exhibit "C" (the "Bill of
               Sale") and such other assignments, certificates of title, UCC termination statements and other discharge documents and instruments reasonably requested by Buyer in order to effectuate the transfer of marketable title to the Assets Purchased, free of all Encumbrances, to the Buyer, and to effectuate and evidence the other terms and provisions of this Agreement, consistent always with the terms and provisions of this Agreement;


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                    (b) An Assignment and Assumption Agreement for assignment
               and assumption of the Assumed Contracts as provided in this Agreement and in the form of Exhibit "D" attached hereto ("Assignment and Assumption Agreement");

                    (c) Noncompetition agreements from the Seller and
               Shareholders in the form of Exhibit "E" (the "Noncompetition Agreement");

                    (d) Employment Agreements with the Shareholders in the form of Exhibit "F" (the "Employment Agreement")

                    (e) An opinion of Larry J. Gonzales, P.A., legal counsel to
               Seller and Shareholders, dated as of the date of Closing in the form of Exhibit "G" attached hereto;

                    (f) The Stock Payment Agreement;

                    (g) Assignments of the Confidentiality, Non-Compete and
               Exclusivity Agreements from Frank Wanderlingh, Kim Trost, Donna Camp and Joan Hyde;

                    (h) An Escrow Agreement in the form of Exhibit "H" pursuant to which the Arcadia Shares will be held;.

                    (i) Written, valid, binding and enforceable Consents (as
               hereafter defined) executed by all Persons whose consent, authorization and/or approval is necessary or appropriate in order to validly transfer the Seller's rights under Assumed Contracts to the Buyer, to validly transfer the Assets Purchased free of Encumbrances, and to consummate the Contemplated Transactions;

                    (j) An amendment to Seller's Articles of Incorporation
               changing the Seller's name to a name that is substantially different than the name of Seller and such consents and undertakings as may be required to permit the Buyer to change its corporate name and to register business names utilizing the names presently used by the Seller;

                    (k) Such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of Seller's and Shareholders' representations and warranties, (ii) evidencing the performance by Seller and Shareholders of, or the compliance by Seller or Shareholders with, any covenant or obligation required to be performed or complied with by the Seller or the Shareholders, (iii) evidencing the satisfaction of any condition of this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and,

                    (l) Consent resolutions of the Shareholders and Board of
               Directors of Seller approving this Agreement, the Seller's Closing Deliveries and the Contemplated Transactions.

               1.12.2 Buyer will deliver to Seller, ("Buyer's Closing Deliveries") duly executed by Buyer:


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               (a) The Cash Payment;

               (b) The Promissory Note;

               (c) Irrevocable Transfer Agent Instructions for the issuance of the Arcadia Shares to be held in accordance with the terms of the Escrow Agreement;

               (d) Consent resolutions of the board of directors of Buyer approving this Agreement, the Buyer's Closing Deliveries and the Contemplated Transactions; and

               (e) Such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition under this Agreement, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     1.13 POST CLOSING DELIVERIES

               1.13.1 As soon as practicable after Closing, Seller and Shareholders will deliver to Buyer:

                    (a) Compiled financial statements dated as of the date of
               Closing for the Seller prepared in a manner consistent with the financial statements described in Section 2.7 hereof certified by the Seller's Chief Accounting Officer (or equivalent) along with consent to submit such financial statements to AMEX and together with a Tax Asset Detail Report dated as of the date of Closing;

                    (b) Financing Statement Terminations for each Financing
               Statement of record, other than those that cover the obligations assumed under Section 1.3.3;

                    (c) Acknowledgements of each of the salespersons identified in Section 1.12.1(g) acknowledging the assignment of their respective Confidentiality Non-Compete, Exclusivity Agreements signed with the Seller and that such agreements now run to the benefit of the Buyer; and

                    (d) The Seller and Shareholders acknowledge and agree that the Buyer's obligation to make any payments under the Promissory
               Note is conditioned upon the Buyer's receipt of the above referenced items.


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                                   ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

     As a material inducement to Buyer entering into this Agreement and knowing and acknowledging that Buyer is relying upon the same, Seller and Shareholders make, jointly and severally, as of the date hereof, the following representations and warranties to Buyer.

     2.1 ORGANIZATION AND GOOD STANDING. Seller is a incorporated, validly existing, and in good standing under the laws of the State of Florida, with full power and authority to conduct its Business as it is now being conducted, to own, lease and use the Assets Purchased and Excluded Assets and to perform all its obligations under this Agreement. Seller is and has been duly qualified to do business as a foreign corporation and is and has been in good standing under the laws of each state or other jurisdiction during all such times in which either the ownership, leasing or use of the Assets Purchased, or the nature of the activities conducted by them, required such qualification.

     2.2 AUTHORITY/ENFORCEABILITY. This Agreement and Seller's Closing Deliveries constitutes the legal, valid, and binding obligation of Seller and Shareholders, enforceable in accordance with their terms. Seller and Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller's Closing Deliveries and to perform their respective obligations under this Agreement and Seller's Closing Deliveries.

     2.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, result in a violation of or have any adverse affect upon (i) any provision of the Organizational Documents of Seller, or (ii) any resolution adopted by the board of directors or shareholders of Seller; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, or any Order to which Seller, Shareholders or any of the Assets Purchased may be subject; or (e) contravene, conflict with, result in a violation or breach of any provision of, give any Person the right to declare a default or exercise any remedy under, or to cancel, any Contract.

     2.4 CONSENTS. Except for the consents described in Schedule 2.4 ("Consents"), Seller is not and shall not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement, the transfer of the Assets Purchased, the transfer of Seller's rights in the Assumed Contracts to the Buyer or the consummation or performance of any of the Contemplated Transactions.

     2.5 OWNERSHIP OF SELLER. The Shareholders owns, legally and beneficially, one hundred percent (100%) of all of the outstanding voting and other stock and securities of Seller.

     2.6 BOOKS AND RECORDS. The books of account, Business and accounting records, minute books and other records of Seller, all of which have been made available to Buyer, are complete, accurate and correct.

     2.7 FINANCIAL STATEMENTS. Attached as Schedule 2.7 are the following financial statements of Seller: (a) the compiled balance sheets of Seller as of December 31, 2005, 2004, 2003 and 2002, and the related statements of income, and, changes in stockholders' equity and cash flow for the years then ended (the "Annual Financial Statements"), and (b) the balance sheet of Seller as of June 30, 2006 and the related statements of income for the period then ended (the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements are sometimes collectively referred to herein as the "Financial Statements." The Financial Statements are true, accurate, complete, and fully and accurately present the properties, financial condition and results of operations of the Seller as of the respective dates of and for the periods referred to in such Financial Statements and such Financial Statements have been prepared on a consistent basis.


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     2.8 TITLE TO AND CONDITION OF ASSETS PURCHASED. Seller owns and has absolute, good and marketable title to all of the Assets Purchased, free and clear of all Encumbrances. The Assets Purchased are (i) in good operating condition and are not in need of any repair (other than minor routine repair and maintenance), (ii) all located at the Seller's facilities and are reasonable and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Seller prior to the Closing, and
(iii) the only assets (except for the Excluded Assets), which are (a) used in the Business or operations of the Seller, (b) reflected in the books, records and Financial Statements and Interim Financial Statements of Seller, and/or (c) located at the Seller's facilities. The Seller is not holding any assets of any other Person at any of its facilities on consignment, bailment or otherwise. The Seller does not conduct any business or operations other than the Business. The ownership, possession, use or operation of the Assets Purchased or the Business does not, directly or indirectly, give rise to or create any obligation for, the payment of any rent, royalty, license fee, commission or the like.

     2.9 REAL PROPERTY.

               2.9.1 Seller does not own any real property.

               2.9.2 Schedule 2.9.2 lists and describes all real property leased or subleased to or by Seller and copies of all leases and subleases have been provided by Seller to Buyer ("Leased Property").

                    (a) The Leased Property, and all of the building,
               structures, improvements or appurtenances (and any equipment therein) and the operation and maintenance thereof, are in accordance with all Legal Requirements and the Seller has received all Governmental Authorizations required in connection with the ownership, use or operation thereof;

                    (b) There are no parties other than the Seller, in
               possession or control of any parcel of the Leased Property;

                    (c) With respect to the Leased Property, (i) each lease is valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect after the Closing, and has not been amended, and
               (ii) neither the Seller nor any other Person thereto are in default under any such lease;

                    (d) The Leased Property described on Schedule 2.9.2
               constitutes the only location at which the Seller conducts its Business.

                    (e) All buildings, structures, improvements and
               appurtenances constituting the Leased Property are in good operating condition and in a state of good maintenance and repair and are reasonable, adequate and suitable for the purposes for which they are currently being used; and

                    (f) No amounts are owing by the Seller in respect of the
               leased real property to any governmental authority or public utility for which Seller is responsible under the terms of the leases for the Leased Property, other than current accounts which are not in arrears and there are no outstanding levies, charges or fees assessed against the leased real property by any public authority (including development or improvement levies, charges or fees).

                    (g) To Seller's Knowledge, no amounts are owing in respect of the Leased Property to any governmental authority or public utility, other than current accounts which are not in arrears and there are no outstanding levies, charges or fees assessed against the leased real property by any public authority (including development or improvement levies, charges or fees).

     2.10 COMPETITIVE INTEREST. Except as disclosed in Schedule 2.10, neither the Seller nor the Shareholders own, directly or indirectly, any interests in any business or enterprise located within the State of Florida which is a competitor or potential competitor of the Seller.

     2.11 [INTENTIONALLY DELETED].

     2.12 INVENTORY. All inventories of the Seller, other than minor amounts of inventory used for parts, whether or not reflected in the Financial Statements,
(i) consist of good quality and are fully usable and salable within the six (6) week period following the Closing Date in the Ordinary Course of Business, (ii) have been priced at the lower of cost or market value, and (iii) the quantities of each item of inventory are not excessive, are reasonable in the present circumstances of the Seller and meet all current customer specifications.

     2.13 NO UNDISCLOSED LIABILITIES. The Seller has no Liabilities except for Liabilities reflected in the Interim Financial Statements and current Liabilities for trade payables and accrued operating expenses incurred in the Ordinary Course of Business since the date of the Interim Financial Statement.

     2.14 TAXES.

               2.14.1 Seller has filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to Seller, pursuant to applicable Legal Requirements.

               2.14.2 All Taxes that Seller is or was required by Legal Requirements to pay, withhold or collect have been duly paid, withheld or collected and, to the full extent required, have been timely paid to the proper Governmental Body or other Person.

               2.14.3 There have been no audits of or proposed or actual adjustments to any Tax Returns of Seller.

               2.14.4 All Tax Returns filed by Seller are true, correct, and complete, and true copies of all Tax Returns filed by Seller within the six (6) year period prior to the date hereof and are attached hereto as Schedule 2.14.4.

     2.15 EMPLOYEE BENEFITS.

               2.15.1 Schedule 2.15.1 describes each Employee Benefit Plan that Seller currently maintains or to which Seller contributes and each Employee Benefit Plan that Seller maintains and true copies of all Employee Benefit Plans of Seller have been provided to Buyer.

               2.15.2 Each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with all Legal Requirements.

               2.15.3 All required filings, returns, reports and descriptions have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by all Legal Requirements.

               2.15.4 All required contributions (including all employer contributions and employee salary reduction contributions) have been paid to each Employee Benefit Plan and all required contributions for any period ending on or before the Closing which are not yet due have been and shall be accrued and reserved in each of the Seller's respective Interim Financial Statements and books and records and shall be paid on or before the Closing. All premiums or other payments for all periods ending on or before the Closing have been paid with respect to each such Employee Benefit Plan.

               2.15.5 Seller has delivered to Buyer correct and complete copies of all Employee Benefit Plans, including without limitation, all agreements, plan documents and summary plan descriptions, the latest annual report, if any, and tax return, and all related trust agreements, insurance contracts and other funding agreements which implement or relate to each Employee Benefit Plan.

               2.15.6 The Seller has never contributed to, or ever has been required to contribute to any multi-employer plan or has any Liability (including withdrawal Liability) under any multi-employer plan.

               2.15.7 The Seller has never maintained or contributed to and has ever been required to contribute to, any Employee Benefit Plan or other arrangement providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents.

               2.15.8 The Seller has no Liability arising from any Employee Plan, except for any liability reflected in the Seller's Interim Financial Statement or as accrued in the Ordinary Course of Business since the date of such Interim Financial Statement.

     2.16 NO MATERIAL ADVERSE CHANGE. Except as set forth in Schedule 2.16, during the period from December 31, 2005 and the date hereof, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:

               2.16.1 Payment of any bonuses to or any increase in any salaries, wages, benefits or other compensation of any stockholder, director, officer, employee, agent or

          Representative of Seller or entry into any employment or severance agreement or arrangement, or any other Contract with such Person;

               2.16.2 Payment or accrual of any bonuses, commissions or other distributions to the Seller or any affiliate of the Seller;

               2.16.3 Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan;

               2.16.4 Damage to or destruction or loss of any asset or property of the Seller, whether or not covered by insurance, in excess of $25,000;

               2.16.5 Entry into, termination of, or receipt of notice of termination of any Contract or transaction outside the Ordinary Course of Business or which involves a total remaining commitment by or to the of at least $25,000;

               2.16.6 Sale (other than sales of inventory in the Ordinary Course of Business), license, lease, or other disposition of any asset or property of Seller in excess of $25,000 or imposition of any Encumbrance on any asset or property of Seller;

               2.16.7 Cancellation, settlement, or waiver of any claims or rights of or against Seller or any other party in excess of $25,000;

               2.16.8 Change in any of the accounting methods, practices or principles used by Seller; or

               2.16.9 The entry into any Contract by Seller to do any of the foregoing.

     2.17 COMPLIANCE WITH LEGAL REQUIREMENTS. Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets, or relating to employment. Neither the Seller nor the Shareholders have received any notice or other communication (whether oral or written) from any governmental body or any other Person regarding an actual or alleged failure to comply with any Legal Requirement.

     2.18 PRODUCT WARRANTY/PRODUCT LIABILITY. Schedule 2.18 includes a complete description of any notice, claim, demand or complaint received by the Seller during the last five years relating to any product warranty or product Liability matter.

     2.19 LEGAL PROCEEDINGS. Except as set forth in detail on Schedule 2.19, there is no Proceeding: (a) that has been commenced or to the best of Seller and Shareholders' Knowledge, Threatened by or against Seller or that otherwise relates to or may affect the Business, or any of the Assets Purchased within the last five years; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. The Seller has complied with all Orders to which it, or any of the assets owned or used have been subjected.

     2.20 GOVERNMENTAL AUTHORIZATIONS. Schedule 2.20 contains a complete and accurate list of each Governmental Authorization that is held by the Seller or that otherwise relates to the Business, or to any of the assets owned or used by the Seller. Each Governmental Authorization listed or required to be listed in
Schedule 2.20 is valid and in full force and effect. The Seller has fully complied with all conditions and requirements for, or relating to, all Governmental Authorizations. The Governmental Authorizations listed in Schedule
2.20 collectively constitute all of the Governmental Authorizations necessary or required to permit the Seller to lawfully conduct and operate the Business in the manner as currently conducted and as conducted during the previous five (5) years, and to permit the Seller to own and use the Assets Purchased in the manner in which they currently own and use such assets. Except as disclosed on
Schedule 2.20, the Seller has not received any notice or other communication regarding any actual, alleged or potential (i) violation or failure to comply with any Governmental Authorization or (ii) revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.21 ENVIRONMENTAL MATTERS. Seller is, and at all times has been, in full compliance with, and has never been in violation of or liable under, any Environmental Law and has never engaged in any Hazardous Activity.

     2.22 INTELLECTUAL PROPERTY.

               2.22.1 Schedule 2.22.1 contains a complete and accurate list and summary description of all Intellectual Property Assets owned by Seller, relating to or included in the Assets Purchased or otherwise used in the operation of the Seller's Business as it is currently conducted and as it has been conducted during the five (5) year period prior to the date hereof.

               2.22.2 Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and Seller has the sole and undiminished right to the use of the Intellectual Property Assets without any Liability for royalties or other payments to a third party

               2.22.3 No Patent, Mark, Copyright, Trade Secret or other Intellectual Property Assets violates or infringes upon any rights of any Person, or, to Seller's Knowledge, has been challenged or Threatened in any way.

     2.23 CONTRACTS; NO DEFAULTS.

               2.23.1 Schedule 2.23.1 contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies of:

                    (a) Each Contract that involves the furnishing or
               performance of services, or the delivery, sale, lease or transfer of goods, materials or products, by Seller, including, but not limited to, purchase orders received by Seller;

                    (b) Each Contract that involves the furnishing or
               performance of services to, or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by Seller, including, but not limited to, purchase orders issued by Seller;

                    (c) Each joint venture or partnership agreement or other
               Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

                    (d) Each Contract containing covenants that in any way
               purport to restrict the business activity of Seller or limits the freedom of Seller, or any of Seller's employees, agents or representatives, to engage in any line of business or to compete with any Person;

                    (e) Each warranty, guaranty, or other similar undertaking
               extended by the Seller for or with respect to any products or services or otherwise providing any rights or benefits to any Person;

                    (f) Each Contract under which Seller has advanced,
               guaranteed or loaned any amount to or for the benefit of any of its employees or Representatives;

                    (g) Each Contract with any employee, officer, director,
               shareholder, sale representative, consultant, distributor, Representative or agent of Seller;

                    (h) Each Contract providing for aggregate payments to or
               from Seller or involving an aggregate consideration or value in excess of $25,000;

                    (i) Each Contract not entered into in the Ordinary Course of
               Business;

                    (j) Each Contract having a term or period of performance in excess of 30 days; and

                    (k) Each proposed or actual amendment, supplement, or
               modification (whether oral or written) in respect of any of the foregoing.

               2.23.2 Each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

               2.23.3 Except as set forth in Schedule 2.23.3 with respect to each Contract (including, without limitation, those Contracts and agreements disclosed or required to be disclosed in Schedule 2.23.1):

                    (a) Seller is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract;

                    (b) Each other Person that has or had any obligation or
               Liability under any Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

                    (c) No event has occurred that may contravene or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify, any Contract; and

                    (d) Seller has not given to or received from any other
               Person any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, default under or termination of, any Contract.

     2.24 INSURANCE. Schedule 2.24 sets forth a description of (i) each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage, product liability and bond and surety arrangements) of Seller, (ii) all insurance claims filed by Seller within the last two (2) years, and (iii) all open claims under such policies. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) the policy shall be maintained by Seller without charge through the Closing Date; (c) neither Seller nor any other Person is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (d) no Person has repudiated any provision thereof. The Seller has been covered during the past six years by insurance in scope and amount customary and reasonable for the Business in which it has been have engaged during the aforementioned period. Seller does not have any self-insurance or captive insurance arrangements.

     2.25 EMPLOYEES/REPRESENTATIVES.

               2.25.1 Schedule 2.25.1 contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: (a) name; (b) job title; (c) current compensation and bonus paid or payable; (d) vacation accrued; (e) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan and (f) all other compensation, bonus and overtime pay, as applicable for the calendar year immediately preceding the date of the Interim Financial Statement.

               2.25.2 Schedule 2.25.2 lists each current sales representative, commissioned salesperson, consultant or other agent or representative of Seller ("Representatives") and all former Representatives to which Seller owes any Liability, along with a complete description of the compensation or Liability payable to such Representatives and all Contracts relating thereto, and Seller has delivered to Buyer a true and complete copy of each such Contract and/or all amendments thereto.

               2.25.3 To Seller's Knowledge, all Representatives and employees of Seller intend to continue their employment or other business relationship with the Buyer following the Closing. Seller has not received any notice of termination or resignation from any current director, officer, employee, agent or Representative of Seller.

     2.26 FINDERS OR BROKER FEES. Except as disclosed on Schedule 2.26, there are no broker commissions, finders fees or other payments of like nature payable to any Person in connection with the Contemplated Transactions, and in no event will Buyer have any Liability for any fee or commission including, but not limited to, any finders, originators or brokers fees in connection with the transactions contemplated hereby.

     2.27 REFERRAL SOURCES. Schedule 2.27 lists the ten (10) largest referral sources of the Seller during the twelve (12) month period ending on the date hereof. Neither the Seller nor the Shareholders have received notice of, and neither the Seller nor the Shareholders has any Knowledge that any of the Seller's referral sources intends to cease dealing with the Seller or intends to alter, in any material respect, the amount of such Person's dealings with the Seller.

     2.28 RELATED PARTY TRANSACTIONS. All of the transactions entered into by Seller have been conducted on an arms-length basis. No portions of the sales or other ongoing business relationship of the Seller is dependent upon any familial or other personal relationship of Seller, Shareholders or any of the officers, directors or other employees of the Seller or Shareholders.

     2.29 DISCLOSURE. No representation or warranty of Seller or Shareholders in this Agreement and no statement in the Schedules hereto omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to this Agreement or otherwise will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement of Seller entering into this Agreement and knowing and acknowledging that Seller is relying upon the same, Buyer hereby makes, as of the date hereof the following representations and warranties to Seller:

     3.1 ORGANIZATION AND GOOD STANDING. Buyer is a Delaware corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

     3.2 AUTHORITY; NO CONFLICT.

               3.2.1 This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

               3.2.2 Neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (a) Any provision of Buyer's Organizational Documents;

               (b)Any resolution adopted by the board of directors or the members of Buyer;

               (c) Any Legal Requirement or Order to which Buyer may be subject; or

               (d) Any Contract to which Buyer is a party or by which Buyer may be bound.

     Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                                   ARTICLE IV
              INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS

     4.1 SURVIVAL; RIGHT TO INDEMNIFICATION. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in perpetuity and in full force and effect thereafter. The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations, unless waived in writing by the Buyer. Notwithstanding any Knowledge or facts determined by the Buyer, the Buyer shall have the right to fully rely on the representations, warranties, covenants and agreements of the Seller and Shareholders contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the Seller and/or Shareholders contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     4.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND SHAREHOLDERS. Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer, and its respective representatives, stockholders, directors, officers, employees, controlling Persons, owners, members, agents and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation, defense and reasonable attorneys' fees) and diminution in value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               4.2.1 Any Liability of the Seller and/or any Liability which otherwise relates to or arises out of the Business, the ownership and use of the Assets Purchased, or any activities, occurrences, circumstances or events prior to the Closing;

               4.2.2 Any Liability arising out of any Contract of Seller, except for the performance due by Buyer under the Assumed Contracts following the Closing;

               4.2.3 Any Breach of any representation or warranty made by Seller and/or Shareholders in this Agreement, the Schedules, the supplements to the Schedules or any other certificate or document delivered by Seller pursuant to this Agreement;

               4.2.4 Any Breach by Seller and/or Shareholders of any covenant, obligation or agreement in this Agreement;

               4.2.5 Any Liability arising out of any product designed, shipped or manufactured by, or any services provided by, the Seller, including without limitation, product liabilities, product warranties, product recalls and Liabilities arising from such products or services;

               4.2.6 Any Liability or claim for any Tax which relates to any period prior to or including the Closing Date;

               4.2.7 Any Liability arising from any Breach, violation or noncompliance with any Legal Requirement prior to the Closing;

               4.2.8 Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Shareholders (or any Person acting on their behalf) in connection with any of the Contemplated Transactions or any other transaction;

               4.2.9 Reliance by Buyer on any books or records of the Seller or the reliance by Buyer on any information furnished by or on behalf of Seller or Shareholders, to Buyer, to the extent any of such information should prove to be incorrect or false;

               4.2.10 Any Liability or claim for any compensation, damages, bonuses, severance pay, grievances, vacation pay, sick pay, paid time off, remuneration, workers' compensation benefits, health, life or other insurance benefits, and/or any and all other benefits or amounts payable to, or claims by or for, any of the agents, employees or Representatives of the Seller, whether or not hired by Buyer, arising out of, or accruing or vesting during, any period prior to the Closing, or arising out of any Employee Benefit Plan or other arrangements of Seller, or any other vesting, accrual, event or occurrence prior to the Closing;

               4.2.11 Any Liability or claim arising from the services, treatment, employment, grievance or termination of any employee, agent or Representative of the Seller on, prior to or after the Closing;

               4.2.12 Any agreements, Contracts, negotiations or other dealings by Seller or Shareholders with any Person concerning the sale, transfer or reorganization of the stock of the Seller, Assets Purchased or Business;

               4.2.13 Any Liability arising out of any Proceeding, demand, claim or charge pending or Threatened prior to the Closing, or otherwise arising out of or relating to any events, matters or circumstances prior to the Closing; and

               4.2.14 Any Liability arising out of Seller's or Shareholders' fraud or intentional misrepresentation.

               4.2.15 Any Liability arising out of the manner in which the Seller has inputted patient information into its billing system that prevents or delays Buyer's ability to collect amounts owing Buyer for services rendered after Closing.

     4.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) the failure of the Buyer to render the performance due by Buyer under the Assumed Contracts following the Closing, or (d) ownership, use or operation by Buyer of the Purchased Assets after the Closing.

     4.4 CURE PERIOD. In the event either Buyer or Seller determines that the other has breached any obligation under the terms of this Agreement for which the non-breaching party is seeking indemnification, such non-breaching party shall provide the other with written notice of such breach. Upon receipt of such written notice, the breaching party shall have either (a) five (5) days to cure the breach, if the breach by its nature can be cured by the payment of money or
(b) thirty (30) days in which to cure such breach if the breach is of a nature that can be cured other than through the payment of money. If, after the five
(5) day or thirty (30) day grace period, as applicable, the breaching party has not substantially cured the breach specified in the notice, the non-breaching party may exercise all remedies and rights which it may have under this Agreement or at law or in equity against the breaching party arising out of said breach. Notwithstanding anything contained herein to the contrary, the cure periods contained herein shall not apply to any breach or default under any Exhibit agreement referenced herein and the parties will look solely to the notice and cure periods, if any, contained in those agreements.

                                   ARTICLE V
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the following meanings:

     5.1 "AGREEMENT" shall mean this Asset Purchase Agreement together with all Schedules, documents, Exhibits and instruments delivered in connection with this Asset Purchase Agreement.

     5.2 "ASSETS PURCHASED" shall have the meaning as defined in Section 1.1.

     5.3 "BREACH" shall mean a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement, any Schedule or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been (a) any inaccuracy or error in, failure or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, whether material or otherwise or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

     5.4 "BUSINESS" shall mean the businesses and activities conducted by the Seller.

     5.5 "CONTEMPLATED TRANSACTIONS" shall mean all of the transactions contemplated by this Agreement, including, without limitation:

               5.5.1 The sale of the Assets Purchased by Seller to Buyer;

               5.5.2 The execution, delivery, and performance of the instruments and agreements required to be delivered pursuant to this Agreement; and

               5.5.3 The performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     5.6 "CONTRACT/CONTRACTS" shall mean any agreement (or group of related agreements), contract, obligation, option, commitment, promise or understanding (whether written or oral and whether expressed or implied) (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or Liability, (c) by which the Seller or any of the assets owned or used by it is or may become bound, or (d) which may relate to, establish or restrict any rights or obligations affecting the capital stock or assets of Seller.

     5.7 "EMPLOYEE BENEFIT PLAN(S)" shall mean non-qualified fringe benefit, disability, health, medical, life insurance, supplemental compensation, incentive, wage continuation, retirement, pension, profit sharing, bonus, deferred compensation, stock ownership or other agreement, plan, trust, policy or arrangement involving any past, present or future employee, consultant, Representative, or agent of the Seller, including without limitation any plan, program or arrangement defined in or relevant to any provision of ERISA.

     5.8 "ENCUMBRANCE(S)" shall mean any charge, claim, community property or dower interest, mortgage, equitable interest, lien, option, pledge, security interest, right of first refusal, contract, Liability or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     5.9 "ENVIRONMENTAL LAW" Shall mean any Legal Requirement that governs, regulates, requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to its health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) Hazardous Activities, Hazardous Materials, pollutants, petroleum products, oil, asbestos or other potentially harmful substances; or (j) the protection of the health, safety and welfare of the public, water health and safety and pollution and/or protection of the Environment.

     5.10 "GAAP" shall mean the United States generally accepted accounting principles, consistently applied.

     5.11 "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     5.12 "GOVERNMENTAL BODY" shall mean any: (a) federal, state, local, municipal, foreign, or other government; or (b) governmental or quasi-governmental authority of any nature, including without limitation, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

     5.13 "HAZARDOUS ACTIVITY" Shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials and/or any other act, business, operation, or action that poses a risk of illness or property damage or diminution in value of any property resulting from Hazardous Materials.

     5.14 "HAZARDOUS MATERIALS" shall mean any material, waste or substance that may impair the quality of the environment or that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant pursuant to, any Environmental Law and shall include materials or equipment containing polychlorinated biphenals, petroleum and petroleum products, flammable and radioactive materials or asbestos in any form.

     5.15 "INTELLECTUAL PROPERTY ASSETS" shall include the following assets: (a) Seller's name, all fictional business names, trade names, registered and unregistered trademarks ("Marks"), service marks and applications; (b) all patents, patent applications, and inventions and discoveries that are or may be patentable ("Patents"); (c) all copyrights in both published works and unpublished works ("Copyrights"); and (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed by the Seller, or otherwise referenced in or affected by any Contract ("Trade Secrets").

     5.16 "KNOWLEDGE" of any Person shall be deemed to include a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a prudent Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     5.17 "LEGAL REQUIREMENT(S)" shall mean any federal, state, local, municipal, foreign, or other administrative order, law, charter, ordinance, code, principle of common law, case, decision, regulation, or statute.

     5.18 "LIABILITY/LIABILITIES" shall mean any present or future liability or obligation whether known or unknown, foreseeable or unforeseeable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

     5.19 "MATERIAL ADVERSE CHANGE (OR EFFECT)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, business or prospects of any Person which change (or effect), individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, business or prospects of as Person.

     5.20 "ORDER" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     5.21 "ORDINARY COURSE OF BUSINESS" shall mean an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     5.22 "ORGANIZATIONAL DOCUMENTS" shall mean the articles or certificates of incorporation and the bylaws of a corporation including any amendments thereto or restatements thereof, and all resolutions of the Board of Directors and stockholders of such corporation, or in the case of a limited liability company, its Articles of Organization, operating agreement (if more than one Member) and resolutions of its Managers and Members.

     5.23 "PERSON(S)" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     5.24 "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or Person.

     5.25 "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     5.26 "TAX(ES)" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or charge by a Governmental Body of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     5.27 "TAX RETURN(S)" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     5.28 "THREAT OF RELEASE" shall mean a reasonable possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     5.29 "THREATENED" shall mean a claim, Proceeding, dispute, action, or other matter if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

                                   ARTICLE VI
                               GENERAL PROVISIONS

     6.1 OBLIGATIONS OF SELLER AND SHAREHOLDERS. Notwithstanding anything contained in this Agreement to the contrary, all liabilities and obligations of the Seller and/or Shareholders arising under or in connection with any term or provision of this Agreement shall be deemed joint and several among the Seller and Shareholders, whether or not the particular text or provision so indicates.

     6.2 CONFIDENTIALITY. The parties agree and acknowledge that any non-public information, knowledge or data obtained by one party concerning the business, financial or other affairs of the other party is strictly confidential and no party shall use, reveal or disclose any such information except as necessary for purposes reasonably related to the transactions contemplated herein or the operations of Buyer following the execution of this Agreement. The Seller and Shareholders further covenant and agree that they shall not use or disclose or reveal (i) any information, knowledge or data relating in any way to the business, financial condition, sales, customers, operations, suppliers, products, technologies or services of Seller, Buyer or the Business, or (ii) any other proprietary or confidential information, knowledge, data or details of the business or affairs or practices of Seller, Buyer or the Business, or (iii) any information or facts relating to this Purchase Agreement, any agreement referred to herein, any agreement executed in connection herewith or the sale consummated thereunder.

     6.3 EXPENSES. Except as otherwise expressly provided in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall each bear their own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, but not limited to fees and expenses of agents, representatives, investment bankers, advisors, consultants, counsel, and accountants (collectively "Transaction Costs"). In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     6.4 SCHEDULES. The Schedules are numbered to correspond to the various sections of this Agreement relating to the representations and warranties contained in this Agreement and certain other information called for by this Agreement. Unless otherwise expressly specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule.

     6.5 INTERPRETATION OF AGREEMENT. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine and neuter. All headings which are used in this Agreement are for the convenience of the reader only and shall not be used to limit or construe any of the provisions hereof.

     6.6 PUBLIC ANNOUNCEMENTS. Prior to the Closing, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, at such time and in such manner as is mutually agreed upon by Buyer and Seller.

     6.7 ARBITRATION. Any and all other disputes, controversies or claims arising out of or relating to this Agreement shall be resolved exclusively and conclusively by binding arbitration in Oakland County, Michigan in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought hereunder or under the Seller Non-Competition Agreement. Such arbitration shall be held at the office of the American Arbitration Association. Any award or decision as a result of such arbitration shall be final and binding upon the parties, shall not be subject to appeal and shall be enforceable by entry of a judgment by any court of competent jurisdiction.

     6.8 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) two (2) business days following the deposit of same in the U.S. mail, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Seller:         Alliance Oxygen & Medical Equipment, Inc.
                          5355 McIntosh Road, Suite C,
                          Sarasota Florida 34233
                          Fax No.: (941) 926-8059

                          With a copy to:
                          Larry J. Gonzales

                          2655 McCormick Dr., Suite 212
                          Clearwater, FL 33759
                          Fax No.: (727) 799-1670

          Shareholders:   Timothy Beach

                          ____________________

                          ____________________

                          Fax No._____________

                          Stuart Christensen

                          ____________________

                          ____________________

                          Fax No._____________

          Buyer:          Beacon Respiratory Services, Inc.
                          26777 Central Park Boulevard, Suite 200
                          Southfield, Michigan 48076
                          Attn: Larry Kuhnert
                          Fax No. (248) 352-7534

          With a copy to: Kerr, Russell and Weber, PLC
                          500 Woodward Ave., Suite 2500
                          Detroit, Michigan 48226
                          Attn: Kevin T. Block
                          Fax No. (313) 963-7145

     6.9 RECOUPMENT. Notwithstanding anything contained in this Agreement or in any Closing Delivery to the contrary, Seller and Shareholders hereby agree that in the event any amount is or hereafter becomes due or payable by the Seller or Shareholders to the Buyer, whether as indemnifiable Damages or otherwise ("Buyer's Receivable"), the Buyer shall have the option (but not obligation) to elect to reduce, on a dollar-for-dollar basis, any amount owed, due or payable to the Seller, Shareholders or any of their respective affiliates, including without limitation, the Promissory Note, ("Seller's Receivable") under this Agreement, or otherwise, by part or all of the Buyer's Receivable, which recoupment may be offset and applied against one or more payments due under the Seller's Receivable (in the order designated by Buyer) and/or treated as a prepayment of principal balance of the Seller's Receivable, or applied against any other Seller's Receivable in any manner, as the Buyer may elect from time to time. This elective right of recoupment shall be cumulative and in addition to any and all additional remedies to which Buyer may be entitled at law or in equity.

     6.10 CERTAIN TAXES. All transfer, sales, use, registration and other Taxes and fees (including any penalties and interest) due or payable in connection with the Contemplated Transactions (including, without limitation, the transfer of the Assets Purchased to the Buyer), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer.

     6.11 FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6.12 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right this Agreement or the documents referred to in this Agreement will operate as a waiver of such right and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

     6.13 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Schedules and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or covenants or understandings of the parties relating to the subject matter hereof which are not contained herein. This Agreement supersedes and terminates any provision in the Letter of Intent dated May 5, 2006 by and among the parties. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     6.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

     6.15 ASSIGNMENTS; SUCCESSORS; NO THIRD PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of all the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and its successors and assigns) and those Persons expressly identified herein as receiving or obtaining rights or benefits under this Agreement.

     6.16 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     6.17 SECTION HEADINGS. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

     6.18 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles.


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

     6.19 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile signature of any party shall be considered to have the same binding legal effect as an original signature and shall be immediately binding upon the parties.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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

     The parties have executed and delivered this Agreement as of the date first written above.

                                        "BUYER":

                                        BEACON RESPIRATORY SERVICES, INC., a
                                        Delaware corporation


                                        By: /s/ Lawrence R. Kuhnert
                                            ------------------------------------
                                        Its: President


                                        "SELLER":

                                        ALLIANCE OXYGEN & MEDICAL EQUIPMENT,
                                        INC., a Florida corporation


                                        By: /s/ Stuart Christensen
                                            ------------------------------------
                                        Its: President


                                        "SHAREHOLDERS":


                                        /s/ Timothy Beach
                                        ----------------------------------------
                                        Timothy Beach


                                        /s/ Stuart Christensen
                                        ----------------------------------------
                                        Stuart Christensen


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